UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on February 22, 2016 (the “Closing Date”), Unilife Corporation (the “Company”), certain subsidiaries of the Company and Amgen Inc. (“Amgen”) entered into a Securities Purchase Agreement (the “SPA”). Pursuant to the SPA, Amgen agreed to purchase from the Company a new series of 6% Senior Secured Convertible Notes Due 2023 in the aggregate original principal amount of up to $55,000,000 (each a “Note” and collectively the “Notes”). Descriptions of the terms of the SPA and the Notes are set forth in the Company’s Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2016, which descriptions are incorporated herein by reference.

On July 28, 2016 (the “Effective Date”), the Company and Amgen entered into two letter agreements (the “Letter Agreements”).

Pursuant to the first of the Letter Agreements, Amgen agreed to not convert the Notes into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to the extent that such conversion would cause Amgen to beneficially own 10% or more of the outstanding shares of the Common Stock immediately following such conversion (the “Conversion Limit”). Pursuant to such letter agreement, Amgen has the right to terminate the Conversion Limit at any time with 75 days’ prior written notice to the Company.

Pursuant to the second of the Letter Agreements, Amgen agreed (i) to waive, until 11:59 p.m. New York City time on November 7, 2016, any and all rights whatsoever that Amgen had to declare an “Event of Default” under the currently outstanding Note as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “Form 10-Q”); and (ii) that the Company’s filing of the Form 10-Q with the SEC will cure any breach of Section 6.3(i) of the SPA , as a result of the Company’s failure to timely file the Form 10-Q with the SEC. Section 6.3(i) of the SPA requires the Company to timely file reports with the SEC until the date on which Amgen has sold all of the Conversion Shares (as defined in the SPA) and none of the Notes are outstanding.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Effective Date, the Company terminated the Consulting Agreement (the “Consulting Agreement”), dated March 11, 2016, by and between Alan D. Shortall and the Company. Mr. Shortall is the Company’s former Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”).

A description of the terms of the Consulting Agreement that are material to the Company is set forth in the Company’s Current Report on Form 8-K (the “Current Report”) filed by the Company with the SEC on March 14, 2016, which description is incorporated herein by reference.

The Consulting Agreement was terminated as a result of Mr. Shortall’s failure to fulfill his duties under the Consulting Agreement pursuant to Paragraph 6 thereof.

The Company is evaluating the claims it may have against Mr. Shortall in connection with Mr. Shortall’s breach of, and the Company’s termination of, the Consulting Agreement. No early termination penalties were incurred by the Company in connection with the termination of the Consulting Agreement.

Item 2.02.	Results of Operations and Financial Condition.

Update on the Company’s Cash Position

As of June 30, 2016, the Company’s unaudited cash balance was approximately $21.1 million, including $2.4 million of restricted cash. Under the Company’s debt facilities, the Company is required to have a cash and restricted cash balance of $5.1 million at September 30, 2016. The Company believes its cash will provide the Company with sufficient liquidity to meet such minimum cash balance requirement and fund the Company’s operations through September 30, 2016. We expect the Company’s ability to raise capital will be limited and there can be no assurance that financing will be available when needed. The Company will not be able obtain financing through registered offerings of its securities for the foreseeable future, including under the Controlled Equity Offering Sales Agreement between the Company and Cantor Fitzgerald & Co. or the equity purchase agreement between the Company and Lincoln Park Capital Fund, LLC. If we are unable to obtain additional financing on acceptable terms and when needed, we may default under one or more of our debt obligations. A breach of any of the covenants related to our debt instruments could result in a higher rate of interest to be paid or the lenders could elect to declare all amounts outstanding under the applicable agreements to be immediately due and payable. If the lenders were to make such a demand for repayment, we would be unable to pay the obligations as we do not have existing facilities or sufficient cash on hand to satisfy these obligations. These factors continue to raise substantial doubt about our ability to continue as a going concern.

The Company has been implementing cost reduction measures as it focuses operations on the programs of key strategic customers. As part of these cost reduction measures, the Company’s workforce has been reduced to approximately 140 employees as of the date of this report, a reduction of more than 40% since January 2016 and a reduction of approximately 50% since July 1, 2015. While a portion of this reduction is due to the Company’s determination not to backfill certain open positions, the Company also recently reduced its headcount by 25 employees during June and July, 2016. The Company expects to record a charge from severance and related costs from this cost reduction initiative of approximately $284,000 in the aggregate. The Company does not believe that these cost reduction initiatives will negatively impact its ability to serve its customers.

In addition, the Company, on June 20, 2016, also subleased a portion (the “Subleased Portion”) of its King of Prussia, Pennsylvania facility (the “Facility”). During the term of the sublease, which will commence on October 1, 2016 and end on March 31, 2019, the Company will receive an aggregate of approximately $1,307,000 in rent with respect to the Subleased Portion. During the same time period, the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $1,926,000 in rent with respect to the Subleased Portion. Assuming the sublessor exercises its renewal option, the Company will receive approximately an additional $1,894,000 over the renewal term of April 1, 2019 through

June 30, 2022 and the Company will be obligated under the Company’s lease agreement relating to the Facility to pay an aggregate of approximately $2,490,000 over the same time period. The Company ceased using the Subleased Portion as of July 20, 2016.

The Company will record a non-cash charge, the amount of which the Company has not yet determined as of the date of this Current Report on Form 8-K, which amount will be based on the discounted fair value of the difference between the amounts received from the sublessor and the amounts paid to the landlord.

Lastly, in July 2016, the Company entered into an agreement with an equipment supplier whereby the Company agreed to pay approximately $163,000 in full satisfaction of amounts owed to the supplier. The Company expects to incur a charge of approximately $391,000 related to the settlement amount and write down of the equipment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of the Effective Date, the Company undertook certain management changes as described below. OrbiMed has informed the Company that OrbiMed is supportive of the Company’s new management team and the Company’s progress and business strategy.

As of the Effective Date, the Board appointed John Ryan as the Company’s President and Chief Executive Officer and also appointed Mr. Ryan to serve as a member of the Board. As previously disclosed, Mr. Ryan, age 46, served as the Company’s Interim President and Chief Executive Officer, Senior Vice President, General Counsel and Secretary from March 2016 until the Effective Date, and as the Company’s Senior Vice President, General Counsel and Secretary from May 2014 until March 2016.

Mr. Ryan is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K and there are no family relationships between Mr. Ryan and any of the Company’s directors or executive officers. The additional biographical and other information concerning Mr. Ryan required by Item 5.02(c) of Form 8-K was previously reported in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 2, 2015, which information is incorporated herein by reference.

On the Effective Date, the Company and Mr. Ryan entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Ryan will serve as the Company’s President and Chief Executive Officer. The Employment Agreement restates the Employment Agreement, dated September 15, 2014, by and between the Company and Mr. Ryan, as amended.

The initial term of the Employment Agreement ends on December 31, 2018, however, the term will be renewed automatically for additional one-year periods, unless terminated by the parties in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, if Mr. Ryan’s term as a member of the Board expires while he is serving as the Company’s Chief Executive Officer, the Company is required to cause Mr. Ryan to be nominated for re-election to the Board and must recommend such re-election to the Company’s stockholders. The Employment Agreement also provides that, contemporaneous with any cessation of Mr. Ryan’s employment with the Company for any reason, unless otherwise requested by the Board, Mr. Ryan will resign from all officer and director positions with the Company and its affiliates.

Pursuant to the Employment Agreement, Mr. Ryan will be paid an annual base salary of $450,000, which amount may be increased (but not decreased) at the discretion of Compensation Committee of the Board.

The Employment Agreement provides that Mr. Ryan will be paid a transaction and retention bonus in the amount of $400,000 in recognition of Mr. Ryan’s critical role in the Company’s exploration of strategic alternatives and entry into the strategic collaboration with Amgen, and his continued leadership following the closing of that transaction. Fifty percent (or $200,000) of this transaction and retention bonus will be paid upon the execution of the Employment Agreement and fifty percent (or $200,000) of this transaction and retention bonus will be paid on December 15, 2016, provided that Mr. Ryan has not voluntarily resigned from his position other than for “good reason” (as defined in the Employment Agreement).

The Employment Agreement further provides that, if Mr. Ryan’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement), including a termination of employment due to the Company’s election not to renew the term of the Employment Agreement, or if Mr. Ryan terminates the Employment Agreement and his employment for “good reason,” then Mr. Ryan will be entitled to: (i) the continued payment of his base salary and receipt of group health benefits for a period of 12 months, (ii) a lump sum payment of an amount equal to the greater of (x) the annual incentive bonus earned by Mr. Ryan for the preceding year and (y) 60% of Mr. Ryan’s base salary at the time of his termination, and (iii) accelerated vesting of all outstanding time-vested stock options and other time-vested stock-based awards, if not otherwise fully vested. Further, if, within 12 months following a “change in control” (as defined in the Employment Agreement), Mr. Ryan’s employment is terminated by the Company without “cause” (including a termination of employment due to the Company’s election not to renew the term of the Employment Agreement) or Mr. Ryan terminates the Employment Agreement and his employment for “good reason,” then in lieu of the severance benefits described above, Mr. Ryan will be entitled to: (i) the continued payment of his base salary and receipt of group health benefits for a period of 18 months, (ii) a lump sum payment of an amount equal to the greater of (x) the annual incentive bonus earned by Mr. Ryan for the preceding year and (y) 60% of Mr. Ryan’s base salary at the time of his termination, and (iii) accelerated vesting of all outstanding time-vested stock options and other time-vested stock-based awards, if not otherwise fully vested.

All severance benefits payable under the Employment Agreement will be conditioned on Mr. Ryan’s execution of a release of claims against the Company.

The Employment Agreement contains customary indemnification provisions and restrictive covenants.

The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, which full text is incorporated herein by reference.

As of the Effective Date, the Board appointed Michael E. Kamarck to serve as a member of the Board. There is no arrangement or understanding between Dr. Kamarck and any other persons pursuant to which Dr. Kamarck was selected as a director and Dr. Kamarck is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

As of the Effective Date, due to results of the Company’s internal investigation which the Company publicly announced in a separate Current Report on Form 8-K filed with the SEC on the date hereof, Dennis P. Pyers was removed from his position as the Company’s Senior Vice President, Controller, Treasurer and Chief Accounting Officer and was appointed as the Company’s Senior Advisor, Special Projects.

As of the Effective Date, the Board appointed David Hastings, age 55, CPA (non-active license), as the Company’s Chief Accounting Officer and Treasurer. Mr. Hastings will continue to serve as the Company’s Senior Vice President and Chief Financial Officer. As of the Effective Date, Mr. Hastings was awarded a transaction and retention bonus in the amount of $300,000 in recognition of his critical role in the Company’s exploration of strategic alternatives and entry into the strategic collaboration with Amgen and his continued leadership following the closing of that transaction. Fifty percent (or $150,000) of this transaction and retention bonus will be paid on the Effective Date and fifty percent (or $150,000) of this transaction and retention bonus will be paid on December 15, 2016 provided that Mr. Hastings has not voluntarily resigned from his position other than for “good reason” (as defined in his Employment Agreement dated as of January 9, 2015 and filed in the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2016).

Other than this transaction and retention bonus, no material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Hastings’ appointment as the Company’s Chief Accounting Officer and Treasurer, and there was no grant or award to Mr. Hastings or modification thereto under any such plan, contract, or arrangement in connection with such appointment. Mr. Hastings is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K and there are no family relationships between Mr. Hastings and any of the Company’s directors or executive officers. The additional biographical and other information concerning Mr. Hastings required by Item 5.02(c) of Form 8-K was previously reported in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 2, 2015, which information is incorporated herein by reference.

As of the Effective Date, the Board appointed Ian Hanson, age 42, as the Company’s Chief Operating Officer. Mr. Hanson will continue to serve as the Company’s Senior Vice President. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Hanson’s appointment as the Company’s Chief Operating Officer, and there was no grant or award to Mr. Hanson or modification thereto under any such plan, contract, or arrangement in connection with such appointment. Mr. Hanson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Hanson and any of the Company’s directors or executive officers. The additional biographical and other information concerning Mr. Hanson required by Item 5.02(c) of Form 8-K was previously reported in the Company’s Current Report on Form 8-K, filed with the SEC on March 14, 2016, which information is incorporated herein by reference.

On July 25, 2016, the Company’s employment of Mark Iampietro as the Company’s Vice President of Quality and Regulatory Affairs and Chief Compliance Officer was ended by the Company without cause. Pursuant to the Employment Agreement, dated November 6, 2014, by and between the Company and Mr. Iampietro, provided Mr. Iampietro signs a release, he is entitled to (i) receive $252,000 over a period of 12 months, which amount represents Mr. Iampietro’s base salary as of the Effective Date, (ii) continue to receive group health benefits for a period of 12 months, and (iii) receive $88,200 over a period of 12 months, which amount represents the amount of the bonus earned by and paid to Mr. Iampietro in 2015 as well as the target bonus for which Mr. Iampietro was eligible to earn in 2016. In addition, all of Mr. Iampietro’s outstanding and unvested options and other stock-based awards immediately vested. The Company expects to record a charge of approximately $348,000 in its first quarter of fiscal year 2017 as a result of Mr. Iampietro’s severance and related costs described immediately above.

Item 8.01.	Other Events

On the Effective Date, the Company issued a press release announcing, among other things, the information described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated July 28, 2016, by and between Unilife Corporation and John C. Ryan.

99.1	Press Release, dated July 28, 2016.

Forward-Looking Statements

This report contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K, those described in the “Risk Factors” set forth in our prospectus supplement, dated as of and filed with the U.S. Securities and Exchange Commission on February 22, 2016, those described from time to time in other reports which we file with the SEC, and other risks and uncertainties including, without limitation: the Company’s ability to become and remain current on all of its required periodic filings with the SEC in accordance with the Securities Exchange Act of 1934, as amended; the developments disclosed in this report; expenditures that may be incurred by the Company in connection with the reduction in force; the definitive findings of the internal investigation and whether any additional issues are identified; negative reactions from the Company’s creditors, stockholders, strategic partners or customers to the findings of the internal investigation; the Company’s ability to comply with or obtain waivers under the Company’s debt instruments; the potential that the Company will be required to amend its previous public filings with the SEC and/or restate its previously issued financial statements and the impact and result of any such amendments and/or restatements; the existence of material weaknesses in internal controls over financial reporting and the timing and expense of any necessary remediation of control deficiencies; the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the internal investigation; the potential inability of the Company to regain compliance with the Nasdaq listing requirements; and the financial impact to the Company as a result of the foregoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: July 28, 2016	By:	/s/ John Ryan
		Name:	John Ryan
		Title:	President and Chief Executive Officer